Exhibit 99.3

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

Relations & Communications (330) 761-6212

Myers Industries Announces Second Phase of Lawn and Garden Segment Restructuring;

Expected to Generate an Additional $8 Million of Annual Profit Improvement

Previously announced phase one targets $5 million of annual profit improvement

Lawn and Garden Segment expected to earn above Myers’ Cost of Capital in 2015

July 18, 2013, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced the second phase of its restructuring of its Lawn and Garden Segment. On February 13, 2013, Myers Industries announced internal projects in its Lawn and Garden Segment that would generate annual savings of $5 million by 2014. This project is well underway and is already delivering savings. At that time, the Company indicated it was exploring other initiatives to increase the Lawn and Garden Segment’s value and drive returns above the Company’s cost of capital.

Today’s announced phase two of this restructuring initiative is comprised of a number of actions which include the closure of two plants; one in Brantford, ON and one in Waco, TX and the opening of a plant in Sparks, NV to better serve the west coast market and position the segment for future growth.

These actions are expected to result in an annual profit improvement of approximately $8 million. A portion of the benefits from these actions will begin in the fourth quarter of 2013. The majority of the benefits will be realized throughout 2014 through decreased labor, overhead, plant and freight costs.

The aggregate pre-tax charge for the actions will be approximately $15 million of which $12 million will be cash costs. Approximately 70% of the pre-tax charges will be recorded in the second half of 2013.

“After further evaluation of all options for our Lawn and Garden Segment, at this point the Company has determined that the greatest value can be produced from restructuring the business,” said President and Chief Executive Officer John C. Orr. “Today’s announced restructuring is phase two of our efforts towards increasing the value of the Lawn and Garden Segment. Earlier this year, we announced phase one which is focused on reducing costs in the Nursery and Greenhouse businesses. The combined annual profit improvement from both phases of our restructuring initiative of $13 million will provide for returns above the Company’s cost of capital in the Lawn and Garden Segment in 2015. On a pro forma basis, profit improvement from both phases of our restructuring initiative results in more than a 350% increase over the Lawn and Garden Segment’s 2012 operating earnings.”

Orr also said, “We understand that our decision regarding the restructuring of our Lawn and Garden Segment impacts a number of employees and their families as well as the local communities in which we operate, and we will handle those affected with respect and compassion.”

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.